Exhibit 99.1

Investor Contact
Ken Diptee
Executive Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Patrick Lenow
Vice President, Communications
DineEquity, Inc.
818-637-3122

DineEquity, Inc. Reports Third Quarter Fiscal 2016 Results

Third Quarter 2016 Summary

•                  GAAP EPS of $1.33

•                  Adjusted EPS (Non-GAAP) of $1.46

•                  Domestic system-wide comparable same-restaurant sales were negative 0.1% for IHOP and negative 5.2% for Applebee’s

•                  Returned approximately $27 million to shareholders, which includes approximately $17 million in cash dividends and $10 million in share repurchases

•                  Quarterly cash dividend raised by 5.4% to $0.97 per share of common stock, effective with the fourth quarter 2016 dividend to be paid on January 6, 2017

First Nine Months of 2016 Summary

•                  GAAP EPS of $4.15

•                  Adjusted EPS (Non-GAAP) of $4.63

•                  Domestic system-wide comparable same-restaurant sales increased 0.5% at IHOP and declined 4.4% at Applebee’s

•                  Generated cash from operating activities of approximately $62 million and adjusted free cash flow (Non-GAAP) of approximately $66 million

•                  Returned approximately $96 million to shareholders, which includes $51 million in cash dividends and $45 million in share repurchases

GLENDALE, Calif., November 1, 2016 -- DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced financial results for the third quarter of fiscal 2016.

“Despite challenges facing the industry, DineEquity again posted year-over-year growth in earnings per diluted share and generated substantial adjusted free cash flow.  We reaffirmed our commitment to return significant cash to shareholders by increasing the quarterly dividend by 5.4%, effective with the next dividend paid on January 6, 2017.  Additionally, we completed our restaurant support center consolidation, which enables us to reallocate resources as needed,” said Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity, Inc.

Ms. Stewart concluded, “Our top priority is driving the performance of the Applebee’s brand.  In addition, we recognize that there is more work to be done to sustain the momentum at IHOP and we’re taking action.  I’m pleased to say that we held successful franchise conferences for both Applebee’s and IHOP in September and we’re collaborating with franchisees to execute our long-term strategy to strengthen the brands.”

Third Quarter of Fiscal 2016 Financial Highlights

•                  GAAP net income available to common stockholders was $23.9 million for the third quarter of 2016, or earnings per diluted share of $1.33.  This compares to net income available to common stockholders of $23.9 million, or earnings per diluted share of $1.28, for the third quarter of 2015.  GAAP net income for the third quarter of 2016 was essentially flat compared to the same period of 2015 mainly due to gross profit declines being offset by lower general and administrative expenses.  The increase in earnings per diluted share was due to a decrease in weighted average diluted shares outstanding.

•                  Adjusted net income available to common stockholders was $26.4 million, or adjusted earnings per diluted share of $1.46, for the third quarter of 2016.  This compares to $26.7 million, or adjusted earnings per diluted share of $1.43, for the same period of 2015.  The slight decrease in adjusted net income was mainly due to lower gross profit.  The decrease was partially offset by lower income taxes and a decline in general and administrative expenses.  The increase in adjusted earnings per diluted share was due to a decrease in weighted average diluted shares outstanding.  (See “Non-GAAP Financial Measures” below.)

•                  General and administrative expenses were $36.0 million for the third quarter of 2016.  This compares to approximately $41.6 million for the same period of 2015.  The decrease was primarily due to lower non-recurring restaurant support center consolidation costs, partially offset by higher costs associated with the timing of franchise conferences.

First Nine Months of Fiscal 2016 Financial Highlights

•                  GAAP net income available to common stockholders was $75.5 million for the first nine months of fiscal 2016, or earnings per diluted share of $4.15.  This compares to net income available to common stockholders of $78.5 million, or earnings per diluted share of $4.16, for the first nine months of fiscal 2015.  The decrease in GAAP net income was primarily due to lower gross profit and a loss on the disposition of assets in the first nine months of 2016 compared to a gain in the same period of 2015. The decrease was partially offset by lower income tax expense.  The decline in earnings per diluted share was less than the decline in net income due to fewer weighted average diluted shares outstanding.

•                  Adjusted net income available to common stockholders was $84.3 million, or adjusted earnings per diluted share of $4.63, for the first nine months of fiscal 2016.  This compares to $86.7 million, or adjusted earnings per diluted share of $4.59, for the same period of fiscal 2015.  The decline in adjusted net income was mainly due to lower gross profit and higher general and administrative expenses, partially offset by lower income taxes.  Despite the decrease in adjusted earnings, adjusted earnings per diluted share increased due to fewer weighted average diluted shares outstanding. (See “Non-GAAP Financial Measures” below.)

•                  General and administrative expenses were $111.9 million for the first nine months of 2016.  This compares to $110.4 million for the same period of 2015.  The slight increase was primarily due to higher costs associated with the timing of franchise conferences, partially offset by a decrease in personnel and related costs.

•                  In the nine months of fiscal 2016, cash flows from operating activities were $62.1 million compared to $70.6 million in the same period of fiscal 2015.  Adjusted free cash flow was $66.2 million for the first nine months of fiscal 2016, compared to $75.6 million for the first nine months of fiscal 2015.  (See “Non-GAAP Financial Measures” below.)

Same-Restaurant Sales Performance

Third Quarter of Fiscal 2016

•                  IHOP’s domestic system-wide comparable same restaurant sales were negative 0.1% for the third quarter of 2016.

•                  Applebee’s domestic system-wide comparable same-restaurant sales declined 5.2% for the third quarter of 2016.

First Nine Months of Fiscal 2016

•                  IHOP’s domestic system-wide comparable same restaurant sales increased 0.5% for the first nine months of fiscal 2016.

•                  Applebee’s domestic system-wide comparable same-restaurant sales declined 4.4% for the first nine months of fiscal 2016.

Financial Performance Guidance for Fiscal 2016

DineEquity reiterates its financial performance guidance for fiscal 2016 contained in the press release issued on August 3, 2016 and the Form 8-K filed on August 3, 2016, except for the revisions noted below.

•                  Revised Applebee’s comparable same-restaurant sales performance to range between negative 4.0% and negative 5.0%.  This compares to the previous expectations of between negative 3.0% and negative 4.5%.  The Company expects comparable same-restaurant sales to be near the low end of the guidance range.

•                  Reiterated IHOP’s comparable same-restaurant sales performance to range between positive 0.5% and positive 2.0%.  The Company expects comparable same-restaurant sales to be near the low end of the guidance range.

•                  Reiterated worldwide development expectations for Applebee’s franchisees to develop between 25 and 33 new restaurants. IHOP franchisees and its area licensee are expected to develop between 65 and 77 new restaurants.

•                  Revised expectations for Franchise segment profit to be between $340 million and $345 million.  This compares to the previous expectations of between $342 million and $352 million.

•                  Reiterated expectations for the Rental and Financing segments to generate roughly $40 million in combined profit.

•                  Revised expectations for general and administrative expenses to range between $150 million and $154 million, including non-cash stock-based compensation expense and depreciation of approximately $20 million, reflecting an improvement from previous expectations of between $154 million and $158 million. This amount includes approximately $4 million of non-recurring costs related to our restaurant support center consolidation.

•                  Reiterated expectations for interest expense to be approximately $62 million. Approximately $3 million is projected to be non-cash interest expense.

•                  Reiterated expectations for weighted average diluted shares outstanding to be approximately 18.2 million shares.

•                  Reiterated expectations for the income tax rate to be approximately 37%.

•                  Reiterated expectations for cash flows provided by operating activities to range between $112 million and $120 million.

•                  Reiterated expectations for capital expenditures to be roughly $8 million.

•                  Reiterated expectations for adjusted free cash flow (See “Non-GAAP Financial Measures” below) to range between $113 million and $121 million.  Our guidance reflects approximately $9 million in cash payments related to our restaurant support center consolidation and the impact of fiscal 2016 containing 52 weeks compared to 53 weeks in fiscal 2015, taking into account the effect on working capital, including gift card receivables.  Additionally, our guidance reflects non-recurring tax payments totaling approximately $7 million related to deferred gains from the repurchase of our debt, primarily in 2008 and 2009.  The total tax payments were made in the third quarter of 2016.  The Company previously estimated non-recurring tax payments totaling approximately $10 million.

2016 Adjusted Free Cash Flow (Non-GAAP) Guidance Table

(In millions)
Cash flows from operations	$112 - 120
Approximate net receipts from notes and equipment contracts receivable	9
Approximate capital expenditures	(8)
Adjusted free cash flow (Non-GAAP)	$113 - 121

Investor Conference Call Today

DineEquity will host a conference call to discuss its results on the same day at 11:00 a.m. Eastern Time/ 8:00 a.m. Pacific Time.  To participate on the call, please dial (888) 771-4371 and reference passcode 43500950. International callers, please dial (847) 585-4405 and reference passcode 43500950.

A live webcast of the call will be available at www.dineequity.com, and may be accessed by visiting Calls & Presentations on the site’s Investors section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed from 10:30 a.m. Pacific Time on November 1, 2016 through 8:59 p.m. Pacific Time on November 8, 2016 by dialing (888) 843-7419 and referencing passcode 43500950#. International callers, please dial (630) 652-3042 and reference passcode 43500950#. An online archive of the webcast will also be available on the Investors section of DineEquity’s website.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,700 restaurants combined in 20 countries and U.S. territories and approximately 400 franchisees, DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s indebtedness; risk of future impairment charges; trading volatility and the price of the Company’s common stock; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; risks associated with locations of current and future restaurants; rising costs for food commodities and utilities; shortages or interruptions in the supply or delivery of food; ineffective marketing and guest relationship initiatives and use of social media; changing health or dietary preferences; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; fourth-party claims with respect to intellectual property assets; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; our dependence upon our franchisees; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; heavy dependence on information technology; the occurrence of cyber incidents or a deficiency in our cybersecurity; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS)” and “adjusted free cash flow.”  “Adjusted EPS” is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations.  This is presented on an aggregate basis and a per share (diluted) basis.  “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures.  Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose.  Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.  Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles.

DineEquity, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Franchise and restaurant revenues	$123,259	$128,188	$380,034	$407,774
Rental revenues	30,507	31,221	92,746	93,755
Financing revenues	2,251	3,028	7,019	8,271
Total revenues	156,017	162,437	479,799	509,800
Cost of revenues:
Franchise and restaurant expenses	41,553	41,984	122,129	145,433
Rental expenses	22,771	23,264	69,032	70,073
Financing expenses	9	504	155	516
Total cost of revenues	64,333	65,752	191,316	216,022
Gross profit	91,684	96,685	288,483	293,778
General and administrative expenses	36,002	41,577	111,937	110,384
Interest expense	15,358	15,434	46,107	46,757
Amortization of intangible assets	2,500	2,500	7,480	7,500
Closure and impairment charges, net	206	(72)	3,932	2,230
Loss (gain) on disposition of assets	113	(2,351)	679	(2,294)
Income before income tax provision	37,505	39,597	118,348	129,201
Income tax provision	(13,232)	(15,340)	(41,703)	(49,635)
Net income	$24,273	$24,257	$76,645	$79,566
Net income available to common stockholders:
Net income	$24,273	$24,257	$76,645	$79,566
Less: Net income allocated to unvested participating restricted stock	(338)	(316)	(1,103)	(1,042)
Net income available to common stockholders	$23,935	$23,941	$75,542	$78,524
Net income available to common stockholders per share:
Basic	$1.33	$1.29	$4.17	$4.19
Diluted	$1.33	$1.28	$4.15	$4.16
Weighted average shares outstanding:
Basic	17,950	18,573	18,099	18,737
Diluted	18,041	18,706	18,201	18,874

Dividends declared per common share	$0.92	$0.875	$2.76	$2.625
Dividends paid per common share	$0.92	$0.875	$2.76	$2.625

DineEquity, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,823	$144,785
Receivables, net	93,935	139,206
Restricted cash	34,958	32,528
Prepaid gift card costs	36,728	46,792
Prepaid income taxes	1,966	5,186
Other current assets	5,036	4,212
Total current assets	280,446	372,709
Long-term receivables, net	145,072	160,695
Property and equipment, net	205,230	219,580
Goodwill	697,470	697,470
Other intangible assets, net	765,773	772,949
Deferred rent receivable	88,034	90,030
Other non-current assets, net	18,396	18,417
Total assets	$2,200,421	$2,331,850

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,625	$55,019
Gift card liability	104,201	167,657
Accrued employee compensation and benefits	15,792	25,085
Dividends payable	16,675	17,082
Current maturities of capital lease and financing obligations	14,346	14,320
Accrued advertising	11,875	8,758
Accrued interest payable	4,314	4,257
Other accrued expenses	6,565	6,251
Total current liabilities	206,393	298,429
Long-term debt, net	1,281,873	1,279,473
Capital lease obligations, less current maturities	73,603	84,781
Financing obligations, less current maturities	39,518	42,395
Deferred income taxes, net	252,907	269,469
Deferred rent payable	71,574	69,397
Other non-current liabilities	18,027	20,683
Total liabilities	1,943,895	2,064,627
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, shares: 40,000,000 authorized; September 30, 2016 - 25,138,172 issued, 18,092,139 outstanding; December 31, 2015 - 25,186,048 issued, 18,535,027 outstanding	251	252
Additional paid-in-capital	290,365	286,952
Retained earnings	378,172	351,923
Accumulated other comprehensive loss	(107)	(107)
Treasury stock, at cost; shares: September 30, 2016 - 7,046,033; December 31, 2015 - 6,651,021	(412,155)	(371,797)
Total stockholders’ equity	256,526	267,223
Total liabilities and stockholders’ equity	$2,200,421	$2,331,850

DineEquity, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income	$76,645	$79,566
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	22,924	24,134
Non-cash interest expense	2,400	2,292
Deferred income taxes	(14,852)	(12,512)
Non-cash stock-based compensation expense	8,215	6,312
Tax benefit from stock-based compensation	1,153	4,850
Excess tax benefit from stock-based compensation	(966)	(4,577)
Closure and impairment charges	1,461	2,230
Loss (gain) on disposition of assets	679	(2,294)
Other	456	(1,303)
Changes in operating assets and liabilities:
Accounts receivable, net	4,312	(95)
Current income tax receivables and payables	(1,138)	5,703
Gift card receivables and payables	(30,355)	(11,816)
Other current assets	(824)	(3,304)
Accounts payable	(1,397)	2,147
Accrued employee compensation and benefits	(9,293)	(4,915)
Accrued interest payable	57	(10,275)
Other current liabilities	2,581	(5,554)
Cash flows provided by operating activities	62,058	70,589
Cash flows from investing activities:
Additions to property and equipment	(3,543)	(5,765)
Proceeds from sale of property and equipment	—	10,782
Principal receipts from notes, equipment contracts and other long-term receivables	13,969	16,498
Other	(393)	(274)
Cash flows provided by investing activities	10,033	21,241
Cash flows from financing activities:
Principal payments on capital lease and financing obligations	(10,391)	(9,711)
Dividends paid on common stock	(50,790)	(49,786)
Repurchase of common stock	(45,010)	(50,010)
Tax payments for restricted stock upon vesting	(2,680)	(3,389)
Proceeds from stock options exercised	1,282	8,426
Excess tax benefit from stock-based compensation	966	4,577
Change in restricted cash	(2,430)	10,036
Other	—	(91)
Cash flows used in financing activities	(109,053)	(89,948)
Net change in cash and cash equivalents	(36,962)	1,882
Cash and cash equivalents at beginning of period	144,785	104,004
Cash and cash equivalents at end of period	$107,823	$105,886

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Kansas City Support Center consolidation costs; amortization of intangible assets; closure and impairment charges; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments; and deferred tax adjustments considered unrelated to current period operations, as well as related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income available to common stockholders, as reported	$23,935	$23,941	$75,542	$78,524
Kansas City Support Center consolidation costs(1)	306	3,595	5,338	3,595
Amortization of intangible assets	2,500	2,500	7,480	7,500
Closure and impairment charges	206	(72)	1,461	2,230
Non-cash interest expense	809	773	2,400	2,292
Loss (gain) on disposition of assets	113	(2,351)	679	(2,294)
Income tax provision	(1,456)	(1,689)	(6,422)	(5,063)
Deferred tax adjustments(2)	—	—	(2,002)	—
Net income allocated to unvested participating restricted stock	(34)	(37)	(130)	(109)
Net income available to common stockholders, as adjusted	$26,379	$26,660	$84,346	$86,675

Diluted net income available to common stockholders per share:
Net income available to common stockholders, as reported	$1.33	$1.28	$4.15	$4.16
Kansas City Support Center consolidation costs(1)	0.01	0.12	0.18	0.12
Amortization of intangible assets	0.09	0.08	0.26	0.25
Closure and impairment charges	0.01	(0.00)	0.05	0.07
Non-cash interest expense	0.03	0.03	0.08	0.08
Loss (gain) on disposition of assets	0.00	(0.08)	0.02	(0.08)
Deferred tax adjustments(2)	—	—	(0.11)	—
Net income allocated to unvested participating restricted stock	(0.00)	(0.00)	(0.00)	(0.00)
Rounding	(0.01)	—	—	(0.01)
Diluted net income available to common stockholders per share, as adjusted	$1.46	$1.43	$4.63	$4.59

Numerator for basic EPS-income available to common stockholders, as adjusted	$26,379	$26,660	$84,346	$86,675
Effect of unvested participating restricted stock using the two-class method	1	1	3	4
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$26,380	$26,661	$84,349	$86,679

Denominator for basic EPS-weighted-average shares	17,950	18,573	18,099	18,737
Dilutive effect of stock options	91	133	102	137
Denominator for diluted EPS-weighted-average shares and assumed conversions	18,041	18,706	18,201	18,874

(1)  Includes $2,471 of lease termination costs for the nine months ended September 30, 2016 reported in “closure and impairment charges” in the Consolidated Statements of Comprehensive Income

(2) Adjustments to deferred tax balances primarily due to reduction of effective state tax rate because of Support Center consolidation.

DineEquity, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “ adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended
	September 30,
	2016	2015
	(In millions)
Cash flows provided by operating activities	$62.1	$70.6
Receipts from notes and equipment contracts receivable	7.6	10.8
Additions to property and equipment	(3.5)	(5.8)
Adjusted free cash flow	66.2	75.6
Dividends paid on common stock	(50.8)	(49.8)
Repurchase of DineEquity common stock	(45.0)	(50.0)
	$(29.6)	$(24.2)

Restaurant Data

The following table sets forth, for the three and nine months ended September 30, 2016 and 2015, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that  may be partially based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)
Applebee’s Restaurant Data
Effective Restaurants(a)
Franchise	2,028	2,011	2,029	1,998
Company	—	5	—	17
Total	2,028	2,016	2,029	2,015

System-wide(b)
Sales percentage change(c)	(5.1)%	0.4%	(4.5)%	2.1%
Domestic same-restaurant sales percentage change(d)	(5.2)%	(0.5)%	(4.4)%	1.2%

Franchise(b)
Sales percentage change(c)	(4.9)%	1.2%	(3.7)%	2.3%
Domestic same-restaurant sales percentage change(d)	(5.2)%	0.5%	(4.4)%	1.2%
Average weekly domestic unit sales (in thousands)	$43.5	$45.9	$46.2	$48.6

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)
IHOP Restaurant Data
Effective Restaurants(a)
Franchise	1,521	1,482	1,512	1,474
Area license	167	166	165	167
Company	10	12	11	13
Total	1,698	1,660	1,688	1,654

System-wide(b)
Sales percentage change(c)	1.3%	7.0%	2.0%	6.8%
Domestic same-restaurant sales percentage change(d)	(0.1)%	5.8%	0.5%	5.6%

Franchise(b)
Sales percentage change(c)	1.4%	6.8%	2.2%	6.5%
Domestic same-restaurant sales percentage change(d)	(0.1)%	5.8%	0.5%	5.6%
Average weekly domestic unit sales (in thousands)	$37.1	$37.6	$37.5	$37.6

Area License (b)
Sales percentage change(c)	2.4%	8.0%	1.1%	7.6%

(a)   “Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)   “System-wide” sales are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2016 and 2015 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In millions)
Reported sales (unaudited)
Applebee’s domestic franchise restaurant sales	$1,058.9	$1,113.2	$3,382.1	$3,513.8
IHOP franchise restaurant sales	734.3	$724.5	2,208.6	$2,160.9
IHOP area license restaurant sales	71.0	$69.4	216.5	$214.2
Total	$1,864.2	$1,907.1	$5,807.2	$5,888.9

(c)   “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)   “Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP area license restaurants located in Florida.

DineEquity, Inc. and Subsidiaries

Restaurant Data

(unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	2,027	1,993	2,033	1,994
Company restaurants	—	23	—	23
Total Applebee’s restaurants, beginning of period	2,027	2,016	2,033	2,017
Franchise restaurants opened:
Domestic	6	7	13	17
International	3	2	7	6
Total franchise restaurants opened	9	9	20	23
Franchise restaurants closed:
Domestic	(8)	(6)	(20)	(14)
International	(1)	(1)	(6)	(8)
Total franchise restaurants closed	(9)	(7)	(26)	(22)
Net franchise restaurant development (reduction)	—	2	(6)	1
Refranchised from Company restaurants	—	23	—	23
Net franchise restaurant additions (reductions)	—	25	(6)	24
Summary - end of period:
Franchise	2,027	2,018	2,027	2,018
Company restaurants	—	—	—	—
Total Applebee’s restaurants, end of period	2,027	2,018	2,027	2,018

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,519	1,479	1,507	1,472
Area license	166	166	165	167
Company	10	13	11	11
Total IHOP restaurants, beginning of period	1,695	1,658	1,683	1,650
Franchise/area license restaurants opened:
Domestic franchise	7	11	26	24
Domestic area license	1	—	3	2
International franchise	8	2	11	5
Total franchise/area license restaurants opened	16	13	40	31
Franchise/area license restaurants closed:
Domestic franchise	(2)	(4)	(10)	(11)
Domestic area license	—	—	(1)	(3)
International franchise	—	—	(3)	—
Total franchise/area license restaurants closed	(2)	(4)	(14)	(14)
Net franchise/area license restaurant development	14	9	26	17
Refranchised from Company restaurants	—	2	1	3
Franchise restaurants reacquired by the Company	—	—	—	(3)
Net franchise/area license restaurant additions (reductions)	14	11	27	17
Summary - end of period
Franchise	1,532	1,490	1,532	1,490
Area license	167	166	167	166
Company	10	11	10	11
Total IHOP restaurants, end of period	1,709	1,667	1,709	1,667